Exhibit 99.1

         #13-17

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace
(561) 791-5000 ext. 1450

B/E AEROSPACE THIRD QUARTER 2013 RESULTS EXCEED EXPECTATIONS;
PROVIDES 2014 GUIDANCE

WELLINGTON, FL, October 23, 2013 – B/E Aerospace, Inc. (NASDAQ: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services, today announced its third quarter 2013 financial results.

THIRD QUARTER 2013 HIGHLIGHTS VERSUS THIRD QUARTER PRIOR YEAR

•	Revenues increased 16 percent.

•	Operating earnings increased 19 percent.

•	Earnings per diluted share increased 25 percent.

•	Full-year 2013 guidance raised to $3.52 per diluted share (excludes current period acquisition expenses).

•	The Company established its full-year 2014 guidance of approximately $4.25 per diluted share, representing a year-over-year increase of approximately 21 percent.

THIRD QUARTER CONSOLIDATED RESULTS

Third quarter 2013 revenues of $888.1 million increased $121.4 million, or 15.8 percent, as compared with the prior year period.

Third quarter 2013 operating earnings were $160.1 million, an increase of 19.2 percent, and operating margin of 18.0 percent increased 50 basis points as compared to the prior year period.  Acquisition, integration and transaction (AIT) costs in the third quarter were approximately $6.9 million, including expenses associated with the Blue Dot Energy Services LLC (Blue Dot) acquisition.  Operating earnings, adjusted to exclude AIT costs, were $167.0 million, an increase of 20.2 percent, and adjusted operating margin of 18.8 percent increased 70 basis points compared to the prior year similarly adjusted to exclude AIT costs.

Third quarter 2013 net earnings and earnings per diluted share were $92.7 million and $0.89 per share, increases of 26.5 percent and 25.4 percent, respectively, as compared with the prior year period, as adjusted to exclude third quarter 2012 debt prepayment costs and adjusting the third quarter 2012 tax rate to the higher third quarter 2013 tax rate for comparability purposes.

Commenting on the Company’s third quarter 2013 performance, Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace said, “Today’s third quarter 2013 results include record quarterly revenues, bookings, and operating earnings.  Our revenue growth this quarter was driven by a double-digit increase in aftermarket demand, as well as a double-digit increase in demand related to the strong commercial aircraft delivery cycle.  In addition, we are pleased to report that the consumables management segment aftermarket business experienced an accelerating growth rate in both revenues and orders during the quarter.”

THIRD QUARTER SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the three months ended September 30, 2013 and 2012:

	REVENUES
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$456.6	$385.6	18.4%
Consumables management	317.4	295.8	7.3%
Business jet	114.1	85.3	33.8%
Total	$888.1	$766.7	15.8%

	OPERATING EARNINGS
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$82.4	$67.3	22.4%
Consumables management *	58.8	54.6	7.7%
Business jet	18.9	12.4	52.4%
Total	$160.1	$134.3	19.2%

* Operating earnings, adjusted to exclude AIT costs in both periods, increased 11.0%

Third quarter 2013 commercial aircraft segment (CAS) revenues increased 18.4 percent while operating earnings of $82.4 million increased 22.4 percent as compared with the prior year period, and operating margin of 18.0 percent expanded 50 basis points, due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

Third quarter 2013 consumables management segment (CMS) revenues increased 7.3 percent while operating earnings, adjusted to exclude AIT costs of $6.9 million, were $65.7 million, an increase of 11.0 percent as compared with the prior year similarly adjusted to exclude AIT costs.  Adjusted operating margin was 20.7 percent, an increase of 70 basis points as compared with the prior year period.   CMS pro forma aftermarket revenues and bookings, giving effect to acquisitions as if they occurred on January 1, 2012, increased at a double-digit rate during the quarter.  CMS pro forma revenues increased 5.3 percent, exclusive of sales to its defense and business jet customers.  On a GAAP basis, operating earnings, including AIT costs of $6.9 million, were $58.8 million and increased 7.7 percent and were 18.5 percent of sales.

Third quarter 2013 business jet segment (BJS) revenues increased 33.8 percent while operating earnings of $18.9 million increased 52.4 percent as compared with the prior year period.  Operating margin of 16.6 percent expanded 210 basis points as compared with the prior year period, reflecting the increase in revenues, an improved mix of revenues and ongoing operational efficiency initiatives.

NINE MONTH CONSOLIDATED RESULTS

For the nine months ended September 30, 2013, revenues of $2.58 billion increased 13.1 percent as compared with the prior year period.

Operating earnings of $472.4 million increased 17.5 percent as compared with the prior year period.  Operating margin in the current period of 18.3 percent expanded 70 basis points as compared with the prior year period.

For the nine months ended September 30, 2013, net earnings and earnings per diluted share were $275.0 million and $2.65 per share, increases of 23.5 percent and 22.1 percent, respectively, as compared with the prior year period, as adjusted to exclude third quarter 2012 debt prepayment costs and adjusting the nine months ended September 30, 2012 tax rate to the higher nine months ended September 30, 2013 tax rate for comparability purposes.

NINE MONTH SEGMENT RESULTS

The following is a tabular summary and commentary of revenues and operating earnings by segment for the nine months ended September 30, 2013 and 2012:

	REVENUES
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$1,307.8	$1,152.6	13.5%
Consumables management	956.8	869.2	10.1%
Business jet	316.0	260.3	21.4%
Total	$2,580.6	$2,282.1	13.1%

	OPERATING EARNINGS
	($ in millions)
Segment	2013	2012	% Change
Commercial aircraft	$236.3	$202.7	16.6%
Consumables management	184.9	161.9	14.2%
Business jet	51.2	37.3	37.3%
Total	$472.4	$401.9	17.5%

For the nine months ended September 30, 2013, CAS operating earnings of $236.3 million increased 16.6 percent as compared with the prior year period.  Operating margin of 18.1 percent expanded 50 basis points as compared with the prior year period due to operating leverage at the higher revenue level and ongoing operational efficiency initiatives.

For the nine months ended September 30, 2013, CMS operating earnings of $184.9 million increased 14.2 percent, and operating margin of 19.3 percent expanded 70 basis points as compared with the prior year period.

For the nine months ended September 30, 2013, business jet segment operating earnings of $51.2 million increased 37.3 percent as compared with the prior year period. Operating margin of 16.2 percent expanded 190 basis points, reflecting the increase in revenues, an improved mix of revenues and ongoing operational efficiency initiatives.

LIQUIDITY AND BALANCE SHEET METRICS

Free cash flow of $64.1 million in the third quarter of 2013 represents a free cash flow conversion ratio of 69.1 percent and reflects capital expenditures of approximately $45.9 million to support the Company’s record total backlog, both booked and awarded but unbooked, of approximately $8.8 billion.  During the third quarter of 2013 the Company used approximately $75.0 million of cash related to the acquisition of Blue Dot.

As of September 30, 2013, cash was $573.8 million, net debt, which represents total long term debt of $1.96 billion less cash, was $1.39 billion and the Company’s net debt-to-net capital ratio was 35.7 percent.

ACQUISITION ACTIVITY

During the third quarter the Company announced that it has initiated an expansion of its consumables management segment into the oil and gas services industry via the acquisition of Blue Dot, a provider of parts distribution, rental equipment, and on-site services.  The Company plans to provide products (new and remanufactured after use, and API certified) and a broad range of services to remote drilling sites, using its manufacturing, certification, information technology, and logistics capabilities to properly prepare for deployment, store, locate, and deliver, as needed equipment and services.

The acquisition purchase price including expenses was approximately $75 million.  The transaction is expected to be accretive to 2014 earnings per share.

BOOKINGS/BACKLOG

Bookings during the third quarter of 2013 were strong at approximately $900 million, a quarterly record, and reflect a book-to-bill ratio in excess of 1.  Backlog at the end of the quarter was approximately $3.8 billion, while awarded but unbooked backlog was approximately $5.0 billion.  Total backlog, both booked and awarded but unbooked, was approximately $8.8 billion.

OUTLOOK

Commenting on the Company’s outlook, Mr. Khoury concluded, “Our full year 2013 EPS guidance of approximately $3.50 per diluted share ($3.52 excluding current period acquisition expenses) represents an increase of approximately 24 percent as compared to 2012.  Our total backlog, both booked and awarded but unbooked, of approximately $8.8 billion, our expectation for a 10 percent compound annual growth rate (CAGR) in wide-body aircraft deliveries over the next three years, our expectation of strong revenue growth from our supplier furnished equipment (SFE) program deliveries, the expectation for continued growth in global passenger travel, and the attendant increases in capacity, all provide a basis for our expectation of continued strong revenue growth over the 2013-2015 time period.”

The Company’s 2014 financial guidance is as follows:

•
The Company expects continued strong bookings in 2014 driven by the robust wide-body aircraft delivery outlook, bookings from prior SFE awarded programs, and a recovery in aftermarket demand, and expects to end the year with a book-to-bill ratio in excess of 1 to 1.

•	2014 revenues are expected to be approximately $4.0 billion, an increase in excess of 15 percent as compared with 2013 revenues.

•	The Company expects 2014 EPS of approximately $4.25 per diluted share representing an increase of approximately 21 percent as compared with expected 2013 EPS of $3.50 per diluted share.

•	2014 free cash flow conversion ratio is expected to be approximately 65 percent of net earnings.

Adjusted net earnings, adjusted diluted net earnings per common share, adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, free cash flow and free cash flow conversion ratio are presented in this press release; these are non-GAAP financial measures.  For more information see “Reconciliation of Non-GAAP Financial Measures.”

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve risks and uncertainties. The Company’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include those discussed in the Company’s filings with the Securities and Exchange Commission (SEC), which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. For more information, see the section entitled “Forward-Looking Statements” contained in the Company’s Annual Report on Form 10-K and in other filings. The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws and rules and regulations of the SEC, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About B/E Aerospace, Inc.

B/E Aerospace is the world’s leading manufacturer of aircraft cabin interior products and the world’s leading provider of aerospace fasteners, consumables and logistics services.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting systems, oxygen systems, food and beverage preparation and storage equipment, galley systems, and modular lavatory systems.  The Company also provides cabin interior reconfiguration, program management and certification services.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace website at www.beaerospace.com.

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012

Revenues	$888.1	$766.7	$2,580.6	$2,282.1
Cost of sales	545.8	478.4	1,592.4	1,417.0
Selling, general and administrative	120.0	106.2	349.5	323.3
Research, development and engineering	62.2	47.8	166.3	139.9

Operating earnings	160.1	134.3	472.4	401.9

Operating earnings, as percentage of revenues	18.0%	17.5%	18.3%	17.6%

Interest expense	30.5	31.8	91.6	93.4
Debt prepayment costs	-	82.1	-	82.1

Earnings before income taxes	129.6	20.4	380.8	226.4

Income taxes	36.9	1.9	105.8	67.9

Net earnings	$92.7	$18.5	$275.0	$158.5
Net earnings per common share:
Basic	$0.90	$0.18	$2.67	$1.55
Diluted	$0.89	$0.18	$2.65	$1.54

Weighted average common shares:
Basic	103.2	102.1	103.2	102.0
Diluted	104.0	103.1	103.9	102.8

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$573.8	$513.7
Accounts receivable	504.5	401.7
Inventories	1,920.0	1,752.9
Deferred income taxes	21.4	42.4
Other current assets	74.0	55.9
Total current assets	3,093.7	2,766.6
Long-term assets	2,467.9	2,339.8
	$5,561.6	$5,106.4

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$872.3	$760.7
Total long-term liabilities	2,196.3	2,166.8
Total stockholders' equity	2,493.0	2,178.9
	$5,561.6	$5,106.4

*T*

B/E AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Millions)

	NINE MONTHS ENDED
	September 30,	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$275.0	$158.5
Adjustments to reconcile net earnings to net cash flows provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	65.1	54.1
Deferred income taxes	36.0	41.9
Non-cash compensation	17.6	18.8
Debt prepayment costs	-	82.1
Provision for doubtful accounts	0.8	2.9
Loss on disposal of property and equipment	1.4	1.5
Tax benefits realized from prior exercises of employee stock options and restricted stock	(6.2)	(3.0)
Changes in operating assets and liabilities:
Accounts receivable	(91.2)	(81.8)
Inventories	(163.0)	(195.1)
Other current assets and other assets	(17.9)	(28.0)
Accounts payable and accrued liabilities	121.8	151.0
Net cash provided by operating activities	239.4	202.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(113.7)	(83.3)
Acquisitions, net of cash acquired	(76.0)	(651.9)
Other	0.1	1.8
Net cash used in investing activities	(189.6)	(733.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	3.3	2.8
Purchase of treasury stock	(0.4)	(0.3)
Tax benefits realized from prior exercises of employee stock options and restricted stock	6.2	3.0
Borrowings on line of credit	-	215.0
Repayments on line of credit	-	(215.0)
Proceeds from long-term debt, inclusive of original issue premium	-	1,316.0
Debt prepayment costs	-	(71.7)
Debt origination costs	-	(30.1)
Principal payments on long-term debt	(0.3)	(600.4)
Net cash provided by financing activities	8.8	619.3

Effect of foreign exchange rate changes on cash and cash equivalents	1.5	2.9

Net increase in cash and cash equivalents	60.1	91.7
Cash and cash equivalents, beginning of period	513.7	303.5
Cash and cash equivalents, end of period	$573.8	$395.2

B/E AEROSPACE, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

This release includes “adjusted net earnings,” “adjusted net earnings per diluted share,” “adjusted operating earnings,” “adjusted operating margin,” “CMS adjusted operating earnings,” “CMS adjusted operating margin,” “free cash flow,” and “free cash flow conversion ratio,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (Exchange Act).

The Company defines “adjusted net earnings” as net earnings as reported under GAAP before debt prepayment costs and as adjusted for comparable tax rates in the prior year period.  The Company defines “adjusted net earnings per diluted share” as net earnings, as reported under GAAP before debt prepayment costs and as adjusted for comparable tax rates in the prior year period, per diluted share.

The Company defines “adjusted operating earnings” as operating earnings as reported under GAAP before AIT costs. “Adjusted operating margin” is adjusted operating earnings reflected as a percentage of revenue for the relevant period on a consolidated or segment basis.

The Company defines “CMS adjusted operating earnings” as CMS operating earnings before AIT costs. “CMS adjusted operating margin” is adjusted CMS operating earnings reflected as a percentage of revenue for the relevant period on a segment basis.

The Company uses adjusted operating earnings, adjusted operating margin, CMS adjusted operating earnings, CMS adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share to evaluate and assess the operational strength and performance of the business and of particular segments of the business. The Company believes these financial measures are relevant and useful for investors because it allows investors to have a better understanding of the Company’s actual operating performance unaffected by the AIT costs associated with recent acquisitions, the costs associated with our third quarter 2012 debt refinancing, and differing tax rates between reporting periods. These financial measures should not be viewed as a substitute for, or superior to, operating earnings, in the case of adjusted operating earnings, or net earnings, the most directly comparable GAAP measures, as a measure of the Company’s operating performance.

The Company defines “free cash flow” as net cash flows provided by operating activities less capital expenditures.  The Company uses free cash flow to provide investors with an additional perspective on the Company’s cash flow provided by operating activities after taking into account reinvestments.  Free cash flow does not take into account debt service requirements and therefore does not reflect an amount available for discretionary purposes.  The Company defines “free cash flow conversion ratio” as free cash flow expressed as a percentage of the Company’s net earnings.  The Company uses free cash flow conversion ratio to provide investors with a measurement of its ability to convert earnings into free cash flow. These financial measures should not be viewed as a substitute for, or superior to, net cash flows provided by operating activities, the most directly comparable GAAP measure, as a measure of the Company’s liquidity or operating performance.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile non-GAAP financial measures to the most directly comparable GAAP financial measures:

RECONCILIATION OF NET EARNINGS PER DILUTED SHARE
TO ADJUSTED NET EARNINGS PER DILUTED SHARE
Excluding Debt Prepayment Costs
(In Millions, Except Per Share Data)

	Three	Nine
	Months Ended	Months Ended
	September 30,	September 30,
	2012	2012
Net earnings, as reported	$18.5	$158.5
Income taxes	1.9	$67.9
Debt prepayment costs	82.1	82.1
Earnings before income taxes	102.5	308.5
Comparable income taxes *	(29.2)	(85.8)
Adjusted net earnings	$73.3	$222.7
Adjusted diluted net earnings per common share	$0.71	$2.17

Diluted weighted average common shares	103.1	102.8

*2012 comparable tax rate 28.5% for Q3 and 27.8% for nine months

RECONCILIATION OF OPERATING EARNINGS
TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended
	September 30,
	2013	2012
Operating earnings	$160.1	$134.3
AIT costs	6.9	4.6
Adjusted operating earnings	$167.0	$138.9

RECONCILIATION OF CONSUMABLES MANAGEMENT SEGMENT
OPERATING EARNINGS TO ADJUSTED OPERATING EARNINGS
(In Millions)

	Three Months Ended
	September 30,
	2013	2012
Operating earnings	$58.8	$54.6
AIT costs	6.9	4.6
Adjusted operating earnings	$65.7	$59.2

RECONCILIATION OF NET CASH FLOW PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW
(In Millions)

Three
Months Ended
September 30,
2013

Net cash flow provided by operating activities	$110.0
Capital expenditures	45.9
Free cash flow	$64.1

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